AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 2009	REGISTRATION NO. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JAMES RIVER COAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or Other Jurisdiction of Incorporation or Organization)	901 East Byrd Street, Suite 1600 Richmond, Virginia 23219 (804) 780-3000 (Address of Principal Executive Offices)	54-1602012 (I.R.S. Employer Identification number)
JAMES RIVER COAL COMPANY 2004 EQUITY INCENTIVE PLAN (Full Title of the Plan)
Peter T. Socha President and Chief Executive Officer 901 East Byrd Street, Suite 1600 Richmond, Virginia 23219 (804) 780-3000 (Name, Address and Telephone Number of Agent for Service)
Copies To:
David A. Stockton, Esq. Kilpatrick Stockton LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309 (404) 815-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(2)
Common Stock (3)	750,000	$17.04	$12,780,000	$713.13

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also relates to such indeterminate number of additional shares of the Common Stock of the Registrant as may be issuable to prevent dilution in the event of a stock split, stock dividend or similar transaction.

(2)
Determined in accordance with Rules 457(h) and (c) under the Securities Act, based on $17.04, the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market on August 4, 2009.

(3)
Attached to each share of Common Stock is a right to purchase a fraction of a share of preferred stock of the Registrant pursuant to that certain Rights Agreement initially dated as of May 25, 2004 between the Registrant and the rights agent thereunder, as amended.  No value is attributable to such rights.

The Company files this Registration Statement on Form S-8 in connection with an amendment to the James River Coal Company 2004 Equity Incentive Plan (the “Plan”) that increases the number of shares of Common Stock that may be issued under the Plan.  The number of shares that may be issued under the Plan has increased by 750,000 (which increase was approved by the shareholders of the Company on June 10, 2009).

The shares of Common Stock previously available for issuance or transfer under the Plan are covered by a Registration Statement on Form S-8 (Registration No. 333-126860), the contents of which are incorporated by reference herein.  As amended, the aggregate number of shares of Common Stock that may be issued under the Plan is 2,400,000.

ITEM 8.      EXHIBITS

The following exhibits are filed with this Registration Statement:

Exhibit Number	Description
5	Opinion of Kilpatrick Stockton LLP as to the legality of the securities to be issued.
23.1	Consent of Kilpatrick Stockton LLP (included in the opinion filed as Exhibit 5 hereto).
23.2	Consent of KPMG LLP.
24	Power of Attorney is included on signature page.
99
James River Coal Company 2004 Equity Incentive Plan as amended by the First Amendment (Incorporated by reference to Appendix B to the Registrant’s Proxy Statement on Schedule 14A, (File No. 000-51129), filed on April 30, 2009).

1

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia, on this 6th day of August, 2009.

JAMES RIVER COAL COMPANY

By:	/s/ Peter T. Socha
Peter T. Socha
Chairman of the Board, President and Chief Executive Officer (principal executive officer)

Know all men by these presents, that each person whose signature appears below constitutes and appoints Peter T. Socha and Samuel M. Hopkins, II, or either of them, as attorneys-in-fact, with power of substitution, for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby, ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant in the capacities indicated on the 6th day of August, 2009.

Signature	Title

/s/ Peter T. Socha	Chairman of the Board, President and Chief
Peter T. Socha	Executive Officer (principal executive officer)

/s/ Samuel M. Hopkins, II	Vice President and Chief Accounting Officer
Samuel M. Hopkins, II	(principal financial officer and principal accounting officer)

/s/ Alan F. Crown	Director
Alan F. Crown

/s/ Ronald J. FlorJancic	Director
Ronald J. FlorJancic

/s/ Leonard J. Kujawa	Director
Leonard J. Kujawa

/s/ Joseph H. Vipperman	Director
Joseph H. Vipperman

S-1

EXHIBIT INDEX

Exhibit Number	Description
5	Opinion of Kilpatrick Stockton LLP as to the legality of the securities to be issued.
23.1	Consent of Kilpatrick Stockton LLP (included in the opinion filed as Exhibit 5 hereto).
23.2	Consent of KPMG LLP.
24	Power of Attorney is included on signature page.